Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Precision Optics Corporation, Inc.:

We consent to the use of our report dated August 31, 2004, with respect to the consolidated balance sheets of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2004, incorporated herein by reference, which report appears in the June 30, 2004 annual report on Form 10-KSB/A of Precision Optics Corporation, Inc.

/s/ KPMG LLP

Boston, Massachusetts
September 27, 2005